As filed with the Securities and Exchange Commission on August 15, 1997
                                                    Registration No. 333-31227
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                                    Form S-3
                             Registration Statement
                                      Under
                           The Securities Act of 1933
                                 ---------------

                             TYCO INTERNATIONAL LTD.
             (Exact name of registrant as specified in its charter)

                                 ---------------

                  BERMUDA                               NOT APPLICABLE
--------------------------------------------------------------------------------
       (State or other jurisdiction                    (IRS Employer
      of incorporation or organization)               Identification No.)

                                   CEDAR HOUSE
                                 41 CEDAR AVENUE
                              HAMILTON HM12 BERMUDA
                                 (441) 292-2033
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 MARK H. SWARTZ
                                 VICE PRESIDENT
                             TYCO INTERNATIONAL LTD.
                                  ONE TYCO PARK
                           EXETER, NEW HAMPSHIRE 03833
                                 (603) 778-9700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

*Tyco International Ltd. maintains its registered offices at Cedar House, 41 Cedar Avenue, Hamilton HM12 Bermuda. The executive office of the subsidiary that supervises the activities of the subsidiaries of Tyco International Ltd. in North America is located at One Tyco Park, Exeter, New Hampshire 03833. The telephone number there is (603) 778-9700.

                               -----------------

                                   COPIES TO:

     JOSHUA M. BERMAN, ESQ.                       NEIL ANDERSON, ESQ.
     KRAMER, LEVIN, NAFTALIS & FRANKEL            SULLIVAN & CROMWELL
     919 THIRD AVENUE                             125 BROAD STREET
     NEW YORK, NEW YORK 10022                     NEW YORK, NEW YORK 10004

                                -----------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pur-suant to dividend or interest reinvestment plans, check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                         CALCULATION OF REGISTRATION FEE
=============================================================================================================================
                                                                            PROPOSED               PROPOSED
TITLE OF EACH CLASS OF                AMOUNT TO           MAXIMUM           MAXIMUM
SECURITIES TO BE REGISTERED           BE REGISTERED       OFFERING PRICE    AGGREGATE              AMOUNT OF
                                                          PER SECURITY(1)   OFFERING PRICE(1)      REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
Common Shares, par value $0.20
per share...........................  12,517,072          $  75.875         $949,732,838           $287,800
=============================================================================================================================
A Warrants(2)                             21,910              15.46              338,729                N/A(3)
=============================================================================================================================
B Warrants(2)                             13,657              20.62              281,607                 N/A(3)
=============================================================================================================================


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 ("Rule 457") promulgated under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the Common Shares on the New York Stock Exchange on August 14, 1997.

(2)      Each Warrant is exercisable for 2.5897 Common Shares.

(3) Pursuant to Rule 457(g) under the Securities Act, as amended, no separate fee is being paid with respect to the A Warrants and the B Warrants, as the Common Shares subject thereto are also being registered.

                                -----------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED AUGUST 15, 1997

PROSPECTUS

                                          12,517,072 Common Shares
                                              21,910 A Warrants
                                              13,657 B Warrants

                             TYCO INTERNATIONAL LTD.

         This Prospectus relates to the offering of 12,517,072 common shares (the "Shares"), par value $.20 per share (the "Common Shares"), of Tyco International Ltd., a Bermuda company ("Tyco" or the "Company"), 21,910 A Warrants (the "A Warrants") and 13,657 B Warrants (the "B Warrants", and together with the A Warrants, the "Warrants"; the Warrants together with the Shares, the "Securities") to acquire Common Shares, by certain security holders of the Company. 92,108 of the Shares (the "Warrant Shares") constitute Common Shares issuable upon exercise of the Warrants. The Warrants were originally issued by Kendall International, Inc. ("Kendall") to certain security holders of the Company (the "Kendall Selling Securityholders") and assumed by the Company pursuant to the terms of the merger of Kendall with a subsidiary of the Company on October 19, 1994.

         12,424,964 of the Shares may be offered from time to time by Westar Capital, Inc. (the "Westar Selling Shareholder", and together with the Kendall Selling Securityholders, the "Selling Shareholders") in one or more underwritten public offerings at prevailing market prices or in privately negotiated block trades, subject to certain limitations. The Warrants and/or the Warrant Shares may be offered from time to time by the Kendall Selling Securityholders through ordinary brokerage transactions on the New York Stock Exchange (Warrant Shares only), in the over-the-counter market, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Company will not receive any of the proceeds from the sale of Securities by the Selling Shareholders. The Company will pay certain expenses related to the offering of the Securities, estimated at $185,000. The Company may receive $5.97 per Common Share in connection with the exercise of A Warrants (or up to an aggregate of $338,737) and $7.96 per Common Share in connection with the exercise of B Warrants (or up to an aggregate of $281,529). See "Selling Shareholders."

         The resale of the Securities by the Selling Shareholders is subject to prospectus delivery and other requirements of the Securities Act of 1933, as amended ("Securities Act"). The Selling Shareholders and any agents or broker-dealers that participate with the Selling Shareholders in the sale of the Securities may be deemed "underwriters" under the Securities Act, and commissions received by them and any profit on the resale of the Securities may be deemed to be underwriting commissions or discounts under the Securities Act.


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  THE DATE OF THIS PROSPECTUS IS AUGUST , 1997

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), all of which may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a site on the World Wide Web, and the reports, proxy statements and other information filed by the Company with the Commission may be accessed electronically on the Web at http://www.sec.gov. Such material can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where the Common Shares are listed.

         This Prospectus constitutes part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This
Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, where a copy of such document has been filed as an exhibit to the Registration Statement or otherwise has been filed with the Commission, reference is made to the copy of the applicable document so filed. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus:

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

         The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.

         The Company's Current Reports on Form 8-K dated March 25, 1997 and July 10, 1997.

         In addition, the following documents, which have been filed by Tyco International (US) Inc., a Massachusetts corporation (formerly Tyco International Ltd.; "Old Tyco") with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus:

         Old Tyco's Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

         Old Tyco's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996, December 31, 1996 and March 31, 1997.

         Old Tyco's Current Reports on Form 8-K dated October 29, 1996, March 4, 1997, March 25, 1997 and March 28, 1997.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares made hereby shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, including any beneficial owner of Securities, upon the written or oral request of any such person, a copy of any and all of the documents that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to David Brownell, c/o Tyco International (US) Inc., One Tyco Park, Exeter, New Hampshire 03833 (telephone: (603) 778-9700).

                                   THE COMPANY


         Tyco International Ltd., a Bermuda company, is the continuing public company resulting from the business combination (the "ADT Merger") on July 2, 1997 of Tyco International Ltd., a Massachusetts corporation ("Old Tyco"), and ADT Limited, a Bermuda company ("ADT"). In the ADT Merger, Old Tyco merged with a subsidiary of ADT, and ADT changed its name to Tyco International Ltd.

         Tyco is the largest contractor in the world for design, installation and servicing of fire protection systems and is a leading manufacturer and distributor of fire detection and fire suppression products. Tyco is also the largest provider of electronic security services in North America and the United Kingdom. These services include the sale, installation, monitoring and maintenance of electronic security devices and systems for intrusion detection, surveillance and access control. Tyco manufactures and distributes flow control products, disposable medical supplies and other specialty products, electrical and electronic components and underwater telecommunication systems. Tyco also operates a network of vehicle auction centers in the United States.

         Tyco's strategy is to be a low-cost, high quality producer and provider in each of its markets. It promotes its leadership position by investing in existing businesses, developing new markets and acquiring complementary businesses and products. Combining the strengths of its existing operations and its business acquisitions, Tyco seeks to enhance shareholder value through increased earnings per share and strong cash flows.

         The Company is a Bermuda company. Its registered offices are located at Cedar House, 41 Cedar Avenue, Hamilton HM12 Bermuda, and its telephone number is
(441) 292-2033. The executive office of the subsidiary that supervises the activities of the subsidiaries of Tyco International Ltd. in North America is located at One Tyco Park, Exeter, New Hampshire 03833, and its telephone number is (603) 778-9700.


                              CURRENT DEVELOPMENTS

PROPOSED TRANSACTIONS

         On May 12, 1997, Old Tyco entered into a definitive merger agreement for the acquisition of INBRAND Corporation ("INBRAND") in a stock for stock transaction (the "INBRAND Transaction") valued at approximately $410 million. INBRAND, with annual revenues of approximately $240 million, is a producer of adult incontinence products, feminine hygiene products and baby diapers. INBRAND products are sold to the clinical and retail markets in North America and Europe. In the INBRAND Transaction, which will be accounted for as a pooling of interests, INBRAND shareholders will receive 0.43 of a Common Share for each share of INBRAND common stock outstanding. As of July 11, 1997, INBRAND had 11,772,523 shares of common stock outstanding. The INBRAND Transaction is contingent upon approval by the INBRAND shareholders at a meeting scheduled for August 27, 1997 and other customary conditions.

         On May 20, 1997, Old Tyco entered into a definitive merger agreement for the acquisition of Keystone International, Inc. ("Keystone") in a stock for stock transaction (the "Keystone Transaction") valued at approximately $1.2 billion. Keystone, with annual revenues of approximately $700 million, designs, manufactures and markets on a worldwide basis, industrial valves, actuators and accessories used to control the flow of liquids, gases and solid materials. Keystone products are sold to the food and beverage, water and sewage, petroleum production and refining, natural gas, chemical power, and pulp and paper industries. In the Keystone Transaction, which will be accounted for as a pooling of interests, Keystone shareholders will receive Common Shares in exchange for their shares of Keystone common stock. The exchange ratio will depend upon the average daily trading price for Common Shares on the New York Stock Exchange for the ten trading days ending five trading days prior to the meeting of Keystone shareholders to vote on the transaction. For an average daily trading price of between $57.21 and $68.29 the exchange ratio would be
0.54183 of a Common Share for each share of Keystone common stock outstanding. The exchange ratio will be higher or lower for an average daily trading price below or above this range. As of August 6, 1997, Keystone had 35,798,296 shares of common stock outstanding. The Keystone Transaction is contingent upon approval by the Keystone shareholders at a meeting scheduled for August 28, 1997 and other customary conditions. The Antitrust Division of the United States Department of Justice (the "Antitrust Division") has raised certain concerns regarding the Keystone Transaction that relate to certain specific flow control products of Tyco and Keystone. Such products accounted for less than 2% of the total revenues of Keystone in it most recent fiscal year. Tyco and Keystone do not intend to consummate the Keystone Transaction unless and until the concerns of the Antitrust Division have been resolved.

         The Company reviews acquisition opportunities in the ordinary course of its business, some of which may be material and some of which are currently under investigation, discussion or negotiation.


OPERATING RESULTS OF OLD TYCO FOR THE FISCAL YEAR ENDED JUNE 30, 1997

         The Company has announced results of operations of Old Tyco for the fiscal year ended June 30, 1997 ("fiscal 1997"). Net income increased 35% to $419.0 million, or $2.61 per share, for fiscal 1997, compared to $310.1 million, or $2.03 per share for the fiscal year ended June 30, 1996 ("fiscal 1996"). Sales increased 30% to $6.6 billion in fiscal 1997 from $5.1 billion in fiscal 1996. The increases reflect internal growth as well as growth through acquisitions. The internal growth was enhanced by continued worldwide expansion of products and services coupled with productivity enhancements which improved profit margins. Earnings of the Disposable and Specialty Products group increased 25% to $364.4 million in fiscal 1997, compared to $291.7 million in fiscal 1996. Earnings of the Fire Protection group increased 55% to $198.9 million in fiscal 1997, compared to $128.1 million in 1996. The increase reflects improved margins in all geographic areas, particularly North America. Earnings of the Flow Control group increased 37% to $156.3 million in fiscal 1997, compared to $114.1 million in fiscal 1996. The increase reflects higher earnings at each of the group's operating units, as well as recent acquisitions. Earnings of the Electrical and Electronic Components group increased 24% to $109.3 million in fiscal 1997, compared to $88.5 million in fiscal 1996. The increase reflects higher earnings at each of the group's operating units. The earnings of the four business groups set forth above are stated before deduction for general corporate expenses, interest expense and taxes.

         The following table sets forth the announced summary results of operations of Old Tyco for fiscal 1997 compared to fiscal 1996.



                                                                                      For the year ended
                                                                             June 30, 1997             June 30, 1996
                                                                             -------------             -------------
                                                                                (In thousands except per share
                                                                                           amounts)

Sales................................................................             $6,597,629              $5,089,828
                                                                                  ==========              ==========
Income before income taxes ..........................................
                                                                                 $   687,889             $   523,897
Income taxes.........................................................               (268,887)               (213,750)
                                                                                  -----------             -----------
Net Income...........................................................            $   419,002             $   310,147
                                                                                 ===========             ===========

Earnings Per Share...................................................                  $2.61                   $2.03
                                                                                       =====                   =====
Common equivalent shares.............................................                160,268                 152,862
                                                                                   =========              ==========



         For information on the operating results of ADT Limited (since renamed Tyco International Ltd.) for the quarter and six months ended June 30, 1997, please refer to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.


                                 USE OF PROCEEDS

         All of the Securities offered hereby are being offered by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of the Securities offered hereby. The Company may receive aggregate proceeds of up to $338,729 (or $5.97 per share) from the exercise of A Warrants and aggregate proceeds of up to $281,607 (or $7.96 per share) from the exercise of B Warrants that are either offered pursuant to this Prospectus or whose Shares issuable upon exercise thereof are so offered. The Company will use any proceeds from the exercise of A Warrants and B Warrants for working capital and general corporate purposes. See "Selling Shareholders."


                              SELLING SHAREHOLDERS

WESTAR SELLING SHAREHOLDER

         As used in this section, the term "Selling Shareholder" refers to the Westar Selling Shareholder.

       GENERAL

         The Selling Shareholder is a wholly-owned subsidiary of Western Resources, Inc. ("Western"). Western is an investor-owned holding company that is engaged principally in the production, purchase, transmission, distribution and sale of electricity and the delivery and sale of natural gas. Western's non-utility subsidiaries market natural gas primarily to large commercial and industrial customers, provide electronic monitoring security services, and provide other energy-related products and services. On February 7, 1997, Kansas City Power & Light Company ("KCPL") and Western entered into an agreement whereby KCPL would be merged with and into Western.

         The Selling Shareholder initially purchased Common Shares in January and March 1996 from Laidlaw Inc., a corporation continued under the laws of Canada, and has from time to time purchased and sold Common Shares and the Company's Liquid Yield Option NotesTM ("LYONs") exchangeable into Common Shares in the open market. Neither the Selling Shareholder nor Western has had any representative on the Board of Directors or in the management of the Company. As of the date of this Prospectus, the Selling Shareholder beneficially owns 12,424,964 Shares, or approximately 5% of the outstanding Common Shares. The number of Shares sold and the timing of any such sales will depend on market conditions and other factors. In the event that Western or any other subsidiary of Western acquires any or all of the Shares from the Selling Shareholder, Western or such subsidiary may be substituted for the Selling Shareholder, in whole or in part, as a selling shareholder under this Prospectus.

       THE SETTLEMENT AGREEMENT

         In December 1996, Western announced its intention to offer to exchange cash and Western stock for the outstanding common shares of the Company not already owned by the Selling Shareholder (the "Western Offer"). At the same time, Western filed a notice with the Company requisitioning a special general meeting of ADT's shareholders to consider proposals (the "Western Proposals") to remove the then current members of ADT's board, reduce the size of the board to two and elect two officers of Western as directors of ADT. In March 1997, ADT entered into an Agreement and Plan of Merger with Old Tyco, providing for the merger of a subsidiary of ADT with Old Tyco. Western announced the withdrawal of the Western Offer on July 2, 1997, the date the ADT Merger was consummated. The Western Proposals were voted down at a special general meeting of shareholders of the Company on July 8, 1997, at which the Common Shares held by the Selling Shareholder were not represented.

         In connection with the Western Offer, the Selling Shareholder filed an action against ADT in U.S. District Court for the Southern District of Florida alleging breaches of duties of ADT's directors to its shareholders. The Selling Shareholder also filed a petition with the Supreme Court of Bermuda, which, as amended, sought a payment in cash for the fair value of its Shares. Certain subsidiaries of ADT which hold shares in Western and KCPL filed actions against Western in the District Court of Shawnee County, Kansas, and against KCPL in the Circuit Court of Jackson County, Missouri, seeking exercise of shareholder rights to inspect books and records of Western and KCPL, respectively.

         On August 14, 1997, Western, the Selling Shareholder and the Company entered into a Settlement Agreement, dated as of July 16, 1997, providing for the withdrawal or discontinuance of all outstanding litigation between the parties, including the litigation involving KCPL, mutual releases and the execution of the Western Registration Rights Agreement described below. A copy of the Settlement Agreement is filed as an exhibit to the Registration Statement and reference is made to such agreement for a complete statement of its provisions.

       WESTERN REGISTRATION RIGHTS AGREEMENT

         The Selling Shareholder, Western and the Company have entered into a Registration Rights Agreement, dated as of August 14, 1997 (the "Western Registration Rights Agreement"). The Shares offered pursuant to this Prospectus have been registered under the Securities Act and are being so offered in accordance with the terms of the Western Registration Rights Agreement. A copy of the Western

Registration  Rights  Agreement  is  filed  as an  exhibit  to the  Registration
Statement,   and  the  following   description  of  the  terms  of  the  Western
Registration Rights Agreement is qualified by reference to such agreement.

         General. The Western Registration Rights Agreement provides for the registration of the Shares under the Registration Statement, which is a "shelf registration statement" filed in accordance with the Securities Act. The Company has agreed to use its best efforts to maintain the effectiveness of the Registration Statement until the earlier of (i) the date that is twenty-four
(24) months from the effective date of the Registration Statement; and (ii) the date when no more than 500,000 of the aggregate number of Registrable Securities (as defined below) initially included in the Registration Statement (appropriately adjusted for any stock dividend, stock split, reverse stock split, combination, recapitalization, reclassification, exchange or similar transaction with respect to the Common Shares) continue to constitute Registrable Securities. The Western Registration Rights Agreement also provides for certain "piggyback rights" for the registration and distribution of Registrable Securities. Demand and piggyback rights under the Western Registration Rights Agreement may be exercised by the Selling Shareholder and any other person that constitutes a Holder (as defined below).

         Definitions. The following definitions are used in the description of the Western Registration Rights Agreement in this section:

         "Block Trade" means the disposition at a single time in a single transaction, including through one or more placement agents, by one or more Holders, of any or all of the Registrable Securities to one or more Institutional Investors. "Institutional Investor" means any insurance company, pension fund, mutual fund, investment company, commercial bank, savings bank, savings and loan association, investment banking company, trust company or any finance or credit company, or any portfolio or investment fund managed by any of the foregoing.

         "Exclusive Period" means the period beginning on the date of the Western Registration Rights Agreement and ending on the later of (i) October 3, 1997 and (ii) sixty (60) days from the date that the Shelf Registration Statement is first declared effective by the SEC, not including any days during which a Material Development Election (as defined) is in effect.

         "Holder" means any person that owns Registrable Securities, provided that no person other than Western, the Selling Shareholder and any other wholly-owned, direct or indirect subsidiary of Western may be a Holder.

         "Registrable Securities", as used in this section means (i) the Common Shares owned by the Selling Shareholder as of the date of the Registration Agreement; and (ii) any other securities issued or issuable as a result of or in connection with any stock dividend, stock split or reverse stock split, combination, recapitalization, reclassification, merger or consolidation, exchange or distribution in respect of the securities referred to in clause (i) above; provided that any Registrable Security ceases to be such after either (x) the later of (1) July 16, 1998 and (2) such time as such security has become an Unrestricted Security, or (y) such time as such security has been transferred, with or without consideration, to any person other than a Holder.

         "Unrestricted Securities" mean Common Shares that may be sold pursuant to Rule 144(k) under the Securities Act, or any similar successor rule thereto that may be promulgated by the Commission.

         "Western," as used in the Western Registration Rights Agreement, means Western Resources, Inc. and any successor corporation to Western Resources, Inc. by way of merger, consolidation, exchange procedure or other business combination pursuant to which all of the shareholders of Western Resources, Inc. immediately prior to such business combination (other than shareholders exercising statutory appraisal rights) are shareholders of the successor immediately following such combination.

         Demand Rights. Upon the written request of one or more Holders, the Company will facilitate an underwritten offering of Shares under the Registration Statement (a "Demand Underwritten Offering"), provided that the Company is not obligated to facilitate any Demand Underwritten Offering for less than 500,000 Shares (appropriately adjusted for any stock dividend, stock split, reverse stock split, combination, recapitalization, reclassification, exchange or similar transaction with respect to the Common Shares). One or more Holders may also effect a Block Trade under the Registration Statement, provided that no Unrestricted Securities may be sold in a Block Trade under the Registration Statement. The total number of Demand Underwritten Offerings and Block Trades under the Registration Statement may not exceed three in the aggregate.

         Piggyback Rights of the Company in Demand Underwritten Offerings and of the Holders in Underwritten Offerings of the Company for its Own Account. The following provisions apply only after the end of the Exclusive Period.

         If the Holders deliver a notice of a proposed Demand Underwritten Offering, the Company, by notice to the Holders, may elect to participate in the sale of Common Shares in such underwritten offering. If the Company delivers such a notice, the Demand Underwritten Offering will be consummated as soon as practicable after the earlier to occur of (x) the time any amendment to the Registration Statement or any new Registration Statement required for the sale of Common Shares by the Company becomes effective under the Securities Act, and
(y) thirty calendar days from the date of delivery by the Company to the Holders of the notice of the Company's participation election.

         If the Company proposes to file a registration statement with respect to an underwritten offering of Common Shares for its own account, the Company is required to give the Holders notice of such registration. The notice must offer the Holders the opportunity to have any or all of the Registrable Securities then held by them included in the registration statement. If any such registration is not a shelf registration, the Registrable Securities that the Holders elect to include will be offered in the underwritten offering together with the offering of Common Shares by the Company. If any such registration is a shelf registration, the Registrable Securities will be included in the registration statement only for distribution in an underwritten offering together with an underwritten offering of Common Shares by the Company.

         If the Company proposes to effect an underwritten offering of Common Shares for its own account under a previously effective registration statement, the Company is required to give notice of such proposed offering to the Holders. The notice must offer the Holders the opportunity to have any or all of the Registrable Securities then held by them included in such underwritten offering, to the extent such Registrable Securities have previously been registered either under the Registration Statement or a registration statement filed pursuant to the prior paragraph.

         If the managing underwriter or underwriters of any underwritten offering referred to in the prior three paragraphs advises the Company in writing that the total amount of Common Shares of the Holders, the Company and any other persons intended to be included in such underwritten offering is sufficiently large to materially adversely affect the success of such offering, then the amount of Common Shares to be offered in such public offering will be allocated as follows:

                    (i) first, to the Company, in the amount the Company proposes to offer, up to an amount equal to one-half of the maximum amount (the "Maximum Amount") of Common Shares that the managing underwriter or underwriters have advised can be sold in the underwritten offering;

                    (ii) next, to the Holders, in the amount the Holders propose to  offer,  up to an  amount  equal to  one-half  of the  Maximum
               Amount;

                    (iii) next, if the sum of the Common Shares allocated pursuant to clauses (i) and (ii) above is less than the Maximum Amount, to the Company or the Holders, whichever shall have Common Shares proposed to be offered in the underwritten offering which have not been allocated under clauses (i) or (ii) above, up to an amount equal to the difference between the Maximum Amount and the amount of Common Shares allocated under clauses (i) and
               (ii) above; and

                    (iv)  thereafter,  if the sum of the Common Shares allocated pursuant to clauses (i), (ii) and (iii) above is less than the Maximum Amount, to any other Person entitled to participate in the underwritten offering, up to an amount equal to the difference between the Maximum Amount and the amount of Common Shares allocated under clauses (i), (ii) and (iii) above.

         Piggyback Rights of the Holders in Underwritten Offerings for the Account of Third Parties. If the Company proposes to file a registration statement with respect to the underwritten offering of any class of its equity securities for the account of a holder of securities of the Company pursuant to registration rights granted by the Company (a "Requesting Shareholder"), the Company is required to give written notice of such proposed filing to the Holders. Such notice must offer to all Holders the opportunity to have any or all of the Registrable Securities held by them included in such registration statement, provided that if any such registration is a shelf registration, Registrable Securities will be included therein only for distribution in an underwritten offering.

         If the managing underwriter or underwriters of any such underwritten offering advises the Company in writing that the total amount or kind of securities of the Holders, the Company and any other persons intended to be included in such underwritten offering is sufficiently large to materially adversely affect the success of such offering, then the amount or kind of securities to be offered for the accounts of Holders will be reduced pro rata, together with the amount or kind of securities to be offered for the accounts of any other persons exercising piggyback rights, to the extent necessary, before the securities offered by the Company or any Requesting Shareholder are so reduced.

         Hold-back Election. In the case of any underwritten offering by the Company, whether for its own account or for the account of a holder of securities of the Company pursuant to registration rights granted by the Company, the Holders agree, if and to the extent requested in writing by the managing underwriter or underwriters administering such offering (a "Hold-Back Election"), not to effect any public sale or distribution of securities of the Company, except as part of such underwritten offering, during the period beginning seven days prior to the closing date of such underwritten offering and during the period ending on the earlier of (i) 45 days after such closing date and (ii) the date such sale or distribution is permitted by such managing underwriter or underwriters, provided that, if and to the extent it is reasonable to do so, the Company will request of the managing underwriter or underwriters to permit such sale or distribution prior to the date permitted under clause (i) above. These hold-back provisions will cease to be of any effect following the time that Western and its subsidiaries hold, in the aggregate, less than three percent 3% of the outstanding Common Shares. The Company has agreed to be subject to similar hold-back provisions with respect to any Demand Underwritten Offering. Moreover, the Holders will not be subject to the forgoing hold-back provisions in respect of an underwritten offering for the account of any other holder of Common Shares that has not similarly agreed to be subject to the hold-back provisions set forth in this paragraph in respect of a Demand Underwritten Offering for the benefit of the Holders.

         Material Development Election. The Company is entitled, for a period of time not to exceed 30 consecutive days, to require that the Holders refrain from effecting any distribution of their Registrable Securities pursuant to the Registration Statement if the chief executive officer of the Company determines in his reasonable good faith judgment that, in accordance with his understanding of the disclosure requirements of applicable securities law, such distribution would require disclosure of any financing (other than an underwritten secondary offering of any securities of the Company), acquisition, corporate reorganization or other transaction or development involving the Company or any subsidiary of the Company that is or would be material to the Company and that, in the reasonable good faith business judgment of such chief executive officer, such disclosure would not at that time be in the best interests of the Company (a "Material Development Election").

         The Western Registration Rights Agreement provides that in no event may the restrictions pursuant to one or more Hold-Back Elections or Material Development Elections remain in effect for more than 75 days in the aggregate in any calendar year. Also, the restrictions pursuant to two or more Material Development Elections may not remain in effect for more than 45 days in the aggregate in calendar year 1997.

         Exclusive Period. The Company has agreed not to effect any underwritten offering of Common Shares during the Exclusive Period, other than (x) an underwritten offering of Registrable Securities and (y) an underwritten offering of Common Shares for the benefit of a shareholder in satisfaction of registration rights granted by the Company to such shareholder prior to the date of the Western Registration Rights Agreement. The Company has also agreed that a Hold-Back Election may not be effected during the Exclusive Period.

         Expenses. Except as otherwise set forth below, each of the Company, on the one hand, and the Holders, on the other, will bear it own costs in connection with the Western Registration Rights Agreement, including without limitation, internal expenses, fees and disbursements of its outside counsel and its independent public accountants and fees and expenses of any other experts or advisors. The Company is required to pay all printing expenses (including expenses of printing and disseminating Prospectuses or any other necessary documentation). The Holders are required to pay all registration and filing fees and fees and expenses of compliance with state securities or blue sky laws and all expenses incurred by the Company in connection with the participation in any "road show" by members of the Company's management up to $100,000.

         Underwriters.  The Western  Registration Rights Agreement provides that each underwriter for any Demand Underwritten Offering will be mutually acceptable to the Company and the Holders. The Company has no right to select or approve any investment banking firm to act on behalf of the Holders in respect of any Block Trade.

         Other Provisions.  The Western  Registration  Rights Agreement contains
other  provisions   typically  found  in  agreements  of  this  type,  including provisions with respect to indemnification and contribution.

THE KENDALL SELLING SECURITYHOLDERs

         As used in this section, the term "Selling Securityholders" refers to the Kendall Selling Securityholders.

       GENERAL

         The Selling Securityholders were former holders of A Warrants or B Warrants to acquire common stock of Kendall that received A Warrants or B Warrants to acquire Common Shares as a result of the merger of Kendall with Old Tyco on October 19, 1994 (the "Kendall Merger") and the subsequent ADT Merger. Of the Shares being offered hereby, 56,740 shares are issuable pursuant to the exercise of A Warrants and 35,368 shares are issuable pursuant to the exercise of B Warrants. An aggregate of 21,910 A Warrants and 13,657 B Warrants, each of which is exercisable for 2.5897 Common Shares are also being registered. The identities and certain other information with respect to the Selling Securityholders will be set forth in a Prospectus Supplement.

       KENDALL REGISTRATION RIGHTS AGREEMENT

         The Company has agreed generally to assume and perform the obligations of Kendall under the Registration Rights Agreement, dated as of July 7, 1992, as amended (the "Kendall Registration Rights Agreement"), among Kendall and certain former institutional securityholders of Kendall (each, an "Institutional
Investor") and certain individual securityholders of Kendall (collectively, together with certain other former securityholders of Kendall entitled to the benefits, and bound by the terms of the Kendall Registration Rights Agreement, the "Holders", which term includes the Selling Securityholders). The following summary of certain terms of the Kendall Registration Rights Agreement does not purport to be complete and is subject in all respects to the provisions of the Kendall Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement, to which reference is hereby made for a complete statement of such provisions.

         Demand Registration. The Kendall Registration Rights Agreement gives the right to each Institutional Investor to demand that the Company file a registration statement under the Securities Act covering the Registrable Securities requested by such Institutional Investor and to use its best efforts to cause such registration statement to become effective. If the Company receives a demand for registration as provided in the previous sentence, it is required to give notice of such demand to all Holders and, subject to certain limitations, to use its best efforts to include in the registration statement Registrable Securities which any other Holder has requested, within 15 business days after the date of such notice, to be included. Each Institutional Investor is entitled to make one demand for registration. However, the Company is not required to file a registration statement unless the Holders have requested registration of a prescribed minimum number of shares of Common Shares. The Company is entitled to postpone such a registration statement for a reasonable period not to exceed 180 days in certain circumstances. The Company does not believe that any of the Institutional Investors retain the right to demand registration.

         As used in this section, Registrable Securities include the Common Shares received as a result of the Kendall Merger (and the subsequent ADT Merger) in exchange for shares of Kendall common stock that prior to the Kendall Merger were entitled to registration rights under the Kendall Registration Rights Agreement; Warrants received as a result of the Kendall Merger (and the subsequent ADT

Merger) in exchange for warrants to acquire shares of Kendall common stock that prior to the Kendall Merger were entitled to registration rights, and Common Shares issuable upon exercise of such Warrants; Common Shares issuable upon exercise of Reallocation Rights (as defined); and securities issuable with respect to such Common Shares or Warrants by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, reorganization or otherwise. Securities cease to be Registrable Securities when disposed of pursuant to an effective registration statement or sold or distributed to the public in reliance on an exemption from the registration requirements of the Securities Act.

         Piggyback Registration. The Kendall Registration Rights Agreement provides that if the Company proposes to register any of its equity securities, whether or not for its own account (subject to certain exceptions), the Company will give notice of such registration to the Holders together with certain information concerning the proposed offering. Upon the written request of any Holder delivered within 15 business days of the notice, the Company will use its best efforts to effect the registration under the Securities Act of all the Registrable Securities that the Holder requests the Company to register, provided that the Company will be permitted not to register or to delay the registration of such Registrable Securities if it determines not to register or to delay the registration of the securities otherwise intended to be registered.

         If the registration involves an underwritten offering, all Holders requesting inclusion in the underwritten offering must sell their Registrable Securities to the underwriters on the same terms and conditions as apply to the Company or the other selling securityholders participating in such registration. If the registration involves an underwritten offering and the managing underwriter advises the Company that, in its opinion, the number of securities proposed to be registered must be limited due to market conditions, the Company will include in such registration first, the number of securities the Company proposes to sell, and second, the number of Registrable Securities of the Holders and securities of other persons ("Other Persons") requested to be included in such registration that, in the opinion of such managing underwriter, can be sold, allocated pro rata among all such requesting Holders and Other Persons on the basis of the relative number of securities as to which registration has been requested by each such Holder and Other Person.

         The Company may not enter into any agreement that will grant any person piggyback rights with respect to any demand registration of the Holders that fails to give effect or diminishes the rights of holders with respect to piggyback registration as provided in the Kendall Registration Rights Agreement or that grants registration rights to any person and does not require such person expressly to recognize the rights of the Holders under the holdback provisions referred to below.

         Holdback Agreements. The Kendall Registration Rights Agreement provides that, if any registration of Common Shares constituting Registrable Securities is made in connection with an underwritten offering, the Holders will not effect any sale or distribution, including in a private placement or pursuant to Rule 144 under the Securities Act, of any Common Shares during the seven days prior to and during the 90-day period following the effective date of such registration statement or such shorter period as the managing underwriter of the relevant underwritten offering agrees to.

         If any registration of Registrable Securities is made in connection with an underwritten offering, the Company agrees, and will use reasonable efforts to cause other persons holding 5% or more of the Common Shares (other than institutional investment managers) to agree, not to effect any sale or distribution of any of the Company's equity securities or of any security convertible into or exchangeable or exercisable for any equity security of the Company during the period beginning seven days prior to the effective date of such registration statement and ending on the earlier of (1) 180 days after such effective date, and (2) 90 days after such effective date, if the managing underwriter in such underwritten offering permits such sale or distribution as not materially adversely affecting the offering. The Kendall Registration Rights Agreement provides that the Holders participating in any such offering will use their reasonable efforts to obtain such permission from the managing underwriter.

         Certain Other Provisions. All expenses incident to the Company's performance of its registration obligations under the Kendall Registration Rights Agreement, including filing fees and the reasonable fees and expenses of one counsel retained by the Holders of a majority of the Registrable Securities being registered, will be paid by the Company. The foregoing does not include underwriting commissions or discounts or transfer taxes, if any, attributable to the sale of Registrable Securities by the Holders.

         The Kendall Registration Rights Agreement contains customary indemnification provisions whereby the Company is obligated to indemnity and hold harmless the Holders and certain related parties, and the Holders are obligated under certain circumstances to indemnify and hold harmless the Company and certain related parties, in each case in connection with liabilities relating to the registration of the Registrable Securities. The Kendall Registration Rights Agreement also provides for certain rights of contribution in the event that such indemnity is unavailable.



                          DESCRIPTION OF CAPITAL STOCK


         The summary of the terms of the share capital of Tyco set forth below does not purport to be complete and is qualified by reference to the Tyco Memorandum of Association (the "Tyco Memorandum") and the Bye-laws of Tyco (the "Tyco Bye-Laws"). Copies of the Tyco Memorandum and the Tyco Bye-Laws are filed as exhibits to the Registration Statement.

AUTHORIZED SHARE CAPITAL

         Tyco's authorized share capital consists of 750,000,000 Common Shares, par value $0.20 per share, 125,725,000 convertible cumulative redeemable preference shares, par value $1 per share, divided into three classes (the "Convertible Preference Shares") (including a class of first preference shares (the "First Preference Shares")), and 25,000 exchangeable cumulative redeemable preference shares, par value $1 per share (the "Exchangeable Preference Shares") (the Convertible Preference Shares and the Exchangeable Preference Shares, collectively, the "Preference Shares"). As of August 6, 1997, there were 243,231,006 Common Shares outstanding and no Preference Shares outstanding.

COMMON SHARES

         Dividends. The Board of Directors of Tyco may declare dividends out of profits of Tyco available for that purpose as long as there are no reasonable grounds for believing that Tyco is, or after such dividend would be, unable to pay its liabilities as they became due or if the realizable value of Tyco's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Subject to such special rights as may be attached to any other shares in Tyco, all dividends are payable according to the amounts paid or credited as paid on Common Shares. Dividends are normally payable in U.S. dollars, but holders with a registered address in the United Kingdom and other countries outside the United States may receive payment in another currency. Any dividend which is unclaimed may be invested or otherwise made use of by the Board of Directors of Tyco and after a period of 12 years is forfeited and reverts to Tyco.

         Voting Rights. At any general meeting of Tyco, votes may be given in person or by proxy and each holder of Common Shares is entitled, on a show of hands, to one vote and, on a poll, to one vote for each Common Share held by him. Any proxy must be a shareholder of Tyco.

         Liquidation. On a liquidation of Tyco, holders of Common Shares are entitled to receive any assets remaining after the payment of the Tyco's debts and the expenses of the liquidation, subject to such special rights as may be attached to any other class of shares.

         Suspension of Rights. In certain circumstances, the rights of a shareholder to vote and to receive any payment or income or capital in respect of a Common Share may be suspended. Those circumstances include failure to provide information about ownership of and other interests in Common Shares, if so required in accordance with Tyco Bye-Laws.

         Variation of Rights. If at any time the share capital of Tyco is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of the issue of the shares of that class) may be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of the shares of that class by a majority of three-fourths of such holders voting in person or by proxy.

         Transfers. Common Shares may be transferred in any manner the Tyco Board of Directors may approve. The Board of Directors may require the transfer to be by an instrument signed by the transferor and, in the case of a partly paid share, also by the transferee. The instrument must be in writing in the usual common form or in any other form which the Board of Directors may approve and must be lodged at the office of the registrar of Tyco for registration. The Tyco Board of Directors may decline to register any transfer of shares on which Tyco has a lien, any transfer of shares not fully paid up to a transferee of whom they do not approve and any transfer of shares by a transferor or to a transferee on whom Tyco has duly served a notice under the provisions of the Tyco Bye-Laws during a period of suspension of voting rights.

         Registrar  and  Transfer  Agent.   AS&K  Services   Limited  is  Tyco's
Registrar. ChaseMellon Shareholder Services, L.L.C. is the transfer agent for Common Shares.

         Two-for-One Stock Split. On August 1, 1997, Tyco announced a two-for-one stock split on its Common Shares. The split will be in the form of a 100 percent stock distribution payable on October 22, 1997 to shareholders of record on October 1, 1997.

TYCO PREFERENCE SHARES

         Under the Tyco Bye-Laws, the Tyco Board of Directors, in its sole discretion, may designate, allot and issue one or more series of First Preference Shares from the authorized and unissued First

Preference Shares. Subject to limitations imposed by law, the Tyco Memorandum or the Tyco Bye-Laws, the Board of Directors is empowered to determine the designation of, and the number of shares constituting, each series of First Preference Shares, the dividend rate for each series, the terms and conditions of any voting and conversion rights for each series, the amounts payable on each series on redemption or return of capital and the preference and relative rights among each series of First Preference Shares. At present, 7,500,000 First Preference Shares have been designated as Series A First Preference Shares and are reserved for issue upon exercise of the Rights under the Tyco Shareholder Rights Plan.

WARRANTS

         The A Warrants and the B Warrants were issued pursuant to two Warrant Agreements, each dated as of July 7, 1992 (the "Warrant Agreements"), between Kendall and Norwest Bank Minnesota, N.A, as warrant agent. Upon consummation of the Kendall Merger and the subsequent ADT Merger, the Warrants became exercisable for Common Shares and the Company assumed the obligations of Kendall under the Warrant Agreements. The following summary of certain provisions of the Warrants does not purport to be complete and is subject in all respects to the provisions of the Warrant Agreements, copies of which are filed as exhibits to the Registration Statement, to which reference is hereby made for a complete statement of such provisions.

         The Warrants were issued on July 7, 1992, in connection with the restructuring of Kendall under Chapter 11 of the United States Bankruptcy Code (the "Kendall Restructuring") to holders of equity securities of Kendall outstanding prior to consummation of the Kendall Restructuring. Each A Warrant entitled the holder thereof to purchase one share of common stock of Kendall at a price of $15.46 per share, and each B Warrant entitled the holder to purchase one share of common stock of Kendall at a price of $20.62 per share. As a result of the Kendall Merger (and a two-for-one split of the Common Stock in November
1995) and the subsequent ADT Merger, each A Warrant entitles the holder thereof to purchase 2.5897 Common Shares at an exercise price of $5.97 per share, and each B Warrant entitles the holder thereof to purchase 2.5897 Common Shares at an exercise price of $7.96 per share. The applicable exercise price and the number of shares issuable upon exercise of the Warrants are subject to adjustment in certain circumstances. Holders of the Warrants are not entitled to any rights as shareholders of the Company until such holders properly exercise the Warrants and acquire Common Shares.

SHAREHOLDER RIGHTS PLAN

         In 1996, Tyco adopted a Shareholders Rights Plan (the "Tyco Shareholder Rights Plan"). The Tyco Shareholders Rights Plan provides that unless certain actions are taken by the Tyco Board of Directors, upon the Distribution Date (as defined therein) each right other than those rights owned by an Acquiring Person (as defined therein) will become exercisable. Each right entitles its holder, among other things, to purchase Common Shares from Tyco at a 50% discount from the market price of Common Shares on the Distribution Date.

STOCK EXCHANGE LISTING

         The Common Shares are listed on the New York Stock Exchange, the London Stock Exchange and the Bermuda Stock Exchange.

                              PLAN OF DISTRIBUTION

         The 12,424,964 Shares owned by the Westar Selling Shareholder may be offered in one or more underwritten offerings or in one or more Block Trades, provided that the total number of Demand Underwritten Offerings and Block Trades may not exceed three in the aggregate. Shares that are Unrestricted Securities may not be offered in a Block Trade pursuant to this Prospectus.

         The Warrants and/or Warrant Shares may be offered and sold from time to time by the Kendall Selling Securityholders on the New York Stock Exchange (Warrant Shares only), in the over-the-counter market, in privately negotiated transactions or otherwise, at prices and terms then prevailing, at prices related to the then-current market price, or in negotiated transactions, or at negotiated prices. The Warrants and/or Warrant Shares offered hereby may be sold by one or more of the following methods, without limitation: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(b) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (c) purchases by a broker or dealer or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer.

         No Securities may be offered pursuant to this Prospectus after such time as the Shares owned by the Westar Selling Shareholder cease to be Registrable Securities, or, if earlier, 24 months from the date of the Western Registration Rights Agreement. See"Selling Shareholders--Westar Selling Shareholder--Western Registration Rights Agreement."

         In connection with the sale of Securities, underwriters may receive compensation in the form of discounts, concessions, or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received will be described, in the Prospectus Supplement.

         The Selling Shareholders and any broker-dealers who act in connection with the sale of the Securities may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Securities as principal might be deemed to be underwriting discounts and commissions.

         The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act. Underwriters and agents who participate in the distribution of Securities may be entitled under agreements which may be entered into by the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

         The Company will pay expenses related to the Registration Statement and this Prospectus (including registration fees with respect to the Warrant Shares) estimated to be approximately $185,000. The Selling Shareholder will pay expenses related to the Registration Statement and the Prospectus

(including registration fees with respect to the Shares other than the Warrant Shares) estimated to be approximately $345,680.

                                  LEGAL MATTERS

              The validity of the Common Shares to be sold pursuant to this Prospectus will be passed upon by Appleby, Spurling & Kempe, Hamilton, Bermuda, special counsel to Tyco.

                                     EXPERTS

         The supplemental consolidated financial statements of Tyco as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in Tyco's Current Report on Form 8-K and incorporated by reference in this Prospectus give retroactive effect to the merger between ADT Limited and Tyco International Ltd. (now Tyco International (US) Inc.) and have been examined by Coopers & Lybrand. The consolidated financial statements of ADT Limited as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 (not separately presented, but incorporated herein) have been audited by Coopers & Lybrand. The consolidated financial statements of Tyco International Ltd (now Tyco International (US) Inc.) as of December 31, 1996 and for the year then ended (not separately presented or incorporated herein) and as of June 30, 1996 and 1995 and for each of the three years in the period ended June 30, 1996 (not separately presented, but incorporated herein) have been audited by Coopers & Lybrand L.L.P. Such reports are incorporated by reference herein in reliance on the authority of said firms as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses in connection with the issuance and distribution of the Securities covered by this Registration Statement are as follows:

           SEC registration fee (actual)............................. $287,800
           Printing and engraving expenses...........................   25,000
           Legal fees and expenses...................................  150,000
           Accounting fees and expenses..............................   45,000
           Miscellaneous.............................................   25,000
                                                                      --------
               Total................................................. $532,800*


----------------
* Includes $285,680 in registration fees, $50,000 in legal fees and expenses and $10,000 in accounting fees and expenses paid by the Westar Selling Shareholder.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Bye-Law 102 of the Tyco Bye-Laws provides, in part, that Tyco shall indemnify its directors and other officers for all costs, losses and expenses which they may incur in the performance of their duties as director or officer, provided that such indemnification is not otherwise prohibited under the Companies Act 1981 (as amended) of Bermuda. Section 98 of the Companies Act 1981 (as amended) prohibits such indemnification against any liability arising out of the fraud or dishonesty of the director or officer. However, such section permits Tyco to indemnify a director or officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or when other similar relief is granted to him.

         The Registrant maintains $75,000,000 of insurance to reimburse its directors and officers for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of the Registrant or any subsidiary thereof. Such insurance specifically excludes reimbursement of any director or officer for any charge or expense incurred in connection with various designated matters, including libel or slander, illegally obtained personal profits, profits recovered by the Registrant pursuant to Section 16(b) of the Exchange Act and deliberate dishonesty.

ITEM 16. EXHIBITS

3.1 --Memorandum of Association of Registrant (previously filed as an Exhibit to Registrant's Annual Report on Form 10-K for the Year Ended December 31, 1996)
3.2 --Certificate of Incorporation on Change of Name (previously filed as an Exhibit to the Registrant's Current Report on Form 8-K filed July 10, 1997 ("July 10, 1997 8-K")
3.3 --Bye-Laws of the Registrant (previously filed as an Exhibit to the July 10, 1997 Form 8-K))
4.1 --Rights Agreement between Registrant and Citibank, N.A. dated as of November 6, 1996 (previously filed as an Exhibit to Registrant's Form 8-A dated November 12, 1996)
4.2 --First Amendment between Registrant and Citibank, N.A. dated as of March 3, 1997 to Rights Agreement between Registrant and Citibank, N.A. dated as of November 6, 1996 (previously filed as an Exhibit to Registrant's Form 8-A/A dated March 3, 1997)
4.3 --Second Amendment between Registrant and Citibank, N.A. dated as of July 2, 1997 to Rights Agreement between Registrant and Citibank N.A. dated as of November 6, 1996 (previously filed as an Exhibit to Registrant's Form 8-A/A dated July 2, 1997)
5 --Opinion of Appleby, Spurling & Kempe regarding the validity of the securites registered**
10.1 --Settlement Agreement, dated as of July 16, 1997, between Registrant and Western Resources, Inc.*
10.2 --Registration Rights Agreement, dated August 14, 1997, among Westar Capital, Inc., Western Resources, Inc. and Registrant*
10.3 --Registration Rights Agreement, dated as of July 7, 1992 (the "Kendall Registration Rights Agreement"), among Kendall International, Inc. (formerly CDK Holding Corporation; "Kendall") and certain holders of Kendall securities (incorporated by reference to Exhibit 4.42 to the Registration Statement on Form 10 of Kendall, as amended (the "Kendall Form 10")).
10.4 --Amendment No. 1 to the Kendall Registration Rights Agreement, dated July 11, 1994 (incorporated by reference to Exhibit 10(b) to Tyco International (US) Inc. (formerly Tyco International Ltd., "Old Tyco") Registration Statement on Form S-3, File No. 33-57509).
10.5 --Warrant Agreement, dated as of July 7, 1992, between Holding and Norwest Bank Minnesota, N.A., as warrant agent (the "Warrant Agent") (including the form of A Warrant) (incorporated by reference to Exhibit
        10.46.1 to the Kendall Form 10).
10.6 --Warrant Agreement, dated as of July 7, 1992, between Kendall and the Warrant Agent (including the form of B Warrant), (incorporated by reference to Exhibit 10.46.3 to the Kendall Form 10).
23.1    --Consent  of  Coopers & Lybrand*
23.2    --Consent  of  Coopers & Lybrand L.L.P.*
23.3    --Consent of Appleby, Spurling & Kempe (contained in Exhibit 5)**
24      --Power of Attorney (contained on signature page)

--------------------
*filed herewith
** to be filed by amendment

ITEM 17. UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is
incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Exeter, State of New Hampshire, on the 15th day of August 1997.

                                     TYCO INTERNATIONAL LTD.


                                     By:  /s/  MARK H. SWARTZ
                                          -------------------
                                          Mark H. Swartz
                                          Executive Vice President-
                                             Chief Financial Officer
                                          (Principal Financial and
                                             Accounting Officer)

         KNOW  ALL  MEN  BY  THESE  PRESENTS,   that  each  of  the  undersigned
constitutes and appoints L. DENNIS KOZLOWSKI AND MARK H. SWARTZ, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement (including all pre-effective and post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on August 15, 1997 in the capacities indicated below.

SIGNATURE                       TITLE
---------                       -----

/s/ L. DENNIS KOZLOWSKI         Chairman of the Board, President, Chief
-----------------------         Executive Officer and Director (Principal
L. Dennis Kozlowski             Executive Officer)



/s/ MICHAEL A. ASHCROFT        Director
-----------------------
Michael A. Ashcroft


/s/ JOSHUA M. BERMAN           Director and Vice President
-----------------------
Joshua M. Berman


/s/ RICHARD S. BODMAN          Director
-----------------------
Richard S. Bodman



/s/ JOHN F. FORT               Director
-----------------------
John F. Fort

/s/ STEPHEN W. FOSS            Director
-----------------------
Stephen W. Foss


/s/ RICHARD A. GILLELAND       Director
-----------------------
Richard A. Gilleland


/s/ PHILLIP M. HAMPTON         Director
-----------------------
Philip M. Hampton


/s/ JAMES S. PASMAN, JR.       Director
-----------------------
James S. Pasman, Jr.


/s/ W. PETER SLUSSER           Director
-----------------------
W. Peter Slusser


/s/ MARK H. SWARTZ             Executive Vice President-Chief Financial Officer
-----------------------        (Principal Financial and Accounting Officer)
Mark H. Swartz


/s/ FRANK E. WALSH, JR.        Director
-----------------------
Frank E. Walsh, Jr.

                                INDEX TO EXHIBITS

                                                                 Sequentially
Exhibit                                                            Numbered
Number                       Description                             Page
------                       -----------                             ----


3.1 --Memorandum of Association of Registrant (previously filed as an Exhibit to Registrant's Annual Report on Form 10-K for the Year Ended December 31,
     1996)
3.2 --Certificate of Incorporation on Change of Name (previously filed as an Exhibit to the Registrant's Current Report on Form 8-K filed July 10, 1997 ("July 10, 1997 8-K")
3.3 --Bye-Laws of the Registrant (previously filed as an Exhibit to the July 10, 1997 Form 8-K))
4.1 --Rights Agreement between Registrant and Citibank, N.A. dated as of November 6, 1996 (previously filed as an Exhibit to Registrant's Form 8-A dated November 12, 1996)
4.2 --First Amendment between Registrant and Citibank, N.A. dated as of March 3, 1997 to Rights Agreement between Registrant and Citibank, N.A. dated as of November 6, 1996 (previously filed as an Exhibit to Registrant's Form 8-A/A dated March 3, 1997)
4.3 --Second Amendment between Registrant and Citibank, N.A. dated as of July 2, 1997 to Rights Agreement between Registrant and Citibank N.A. dated as of November 6, 1996 (previously filed as an Exhibit to Registrant's Form 8-A/A dated July 2, 1997)
5 --Opinion of Appleby, Spurling & Kempe regarding the validity of the securities registered**
10.1 --Settlement Agreement, dated as of July 16, 1997, between Registrant and Western Resources, Inc.*
10.2 --Registration Rights Agreement, dated August 14, 1997, among Westar Capital, Inc., Western Resources, Inc. and Registrant*
10.3 --Registration Rights Agreement, dated as of July 7, 1992 (the "Kendall Registration Rights Agreement"), among Kendall International, Inc. (formerly CDK Holding Corporation; "Kendall") and certain holders of Kendall securities (incorporated by reference to Exhibit 4.42 to the Registration Statement on Form 10 of Kendall, as amended (the "Kendall Form 10")).
10.4 --Amendment No. 1 to the Kendall Registration Rights Agreement, dated July 11, 1994 (incorporated by reference to Exhibit 10(b) to Tyco International
     (US) Inc. (formerly Tyco International Ltd., "Old Tyco") Registration Statement on Form S-3, File No. 33- 57509).
10.5 --Warrant Agreement, dated as of July 7, 1992, between Holding and Norwest Bank Minnesota, N.A., as warrant agent (the "Warrant Agent") (including the form of A Warrant) (incorporated by reference to Exhibit 10.46.1 to the Kendall Form 10).
10.6 --Warrant Agreement, dated as of July 7, 1992, between Kendall and the Warrant Agent (including the form of B Warrant), (incorporated by reference to Exhibit 10.46.3 to the Kendall Form 10).
23.1 --Consent of Coopers & Lybrand*
23.2 --Consent of Coopers & Lybrand L.L.P.*
23.3 --Consent of Appleby, Spurling & Kempe (contained in Exhibit 5)**
24   --Power of Attorney (contained on signature page)


-----------------
*filed herewith
** to be filed by amendment